                     [PRICEWATERHOUSECOOPERS LETTERHEAD]

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 9 to registration statement on Form N-4 (the "Registration Statement") of our report dated March 1, 2000, relating to the financial statements of New York Life Insurance and Annuity Corporation, and of our report dated February 17, 2000, relating to the financial statements and selected per unit data of New York Life Insurance and Annuity Corporation Variable Annuity Separate Accounts I and II, which appear in such Statement of Additional Information. We also consent to the reference to us under the heading "Experts" and the reference to us under the heading "Condensed Financial Information" in such Registration Statement.

/s/ PRICEWATERHOUSECOOPERS LLP

PRICEWATERHOUSECOOPERS LLP
1177 Avenue of the Americas
New York, New York
April 10, 2000